Exhibit 21

List of Subsidiaries

1.	Renovation Investment (Hong Kong) Co., Ltd. (“Renovation”) is a Hong Kong company and is wholly-owned by the Company.

2.	Hangzhou Jiutong Medical Technology Co., Ltd. (“Jiutong Medical”) is a Chinese company and is wholly-owned by Renovation.

3.	Zhejiang Shouantang Pharmaceutical Technology Co., Ltd. (“Shouantang Technology”) is a Chinese company and is wholly-owned by Renovation.

4.	Zhejiang Jiuxin Investment Management Co., Ltd. (“Jiuxin Management”) is a Chinese company and is wholly-owned by Renovation.

5.	Hangzhou Jiuxin Qianhong Agriculture Development Co., Ltd. (“Qianhong Agriculture”) is a Chinese company and is wholly-owned by Jiuxin Management.

6.	Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd. (“Jiuzhou Pharmacy”) is a Chinese company controlled by Jiuxin Management through contractual arrangements.

7.	Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine (General Partnership) is (“Jiuzhou Clinic”) a Chinese partnership controlled by Jiuxin Management through contractual arrangements.

8.	Hangzhou Jiuzhou Medical & Public Health Service Co., Ltd. (“Jiuzhou Service”) is a Chinese company controlled by Jiuxin Management through contractual arrangements.

9.	Zhejiang Jiuxin Medicine Co., Ltd. (“Jiuxin Medicine”) is a Chinese company and is wholly-owned by Jiuzhou Pharmacy.

10.	Shouantang Bio-technology Co., Ltd. (“Shouantang Bio”) is a Chinese company and is wholly-owned by Jiuzhou Pharmacy.

11.	Hangzhou Jiuyi Medical Technology Co. Ltd. (“Jiuyi Technology”) is a Chinese company and is wholly owned by Renovation